Exhibit 21

SUBSIDIARIES OF MULTI-COLOR CORPORATION

Subsidiary	State of Incorporation

MCC-Batavia, LLC	Ohio

MCC-Troy, LLC	Ohio

MCC-Uniflex, LLC	Ohio

Laser Graphic Systems, Inc.	Kentucky